                                                                    EXHIBIT 11.1

                  HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE (LOSSES) INCOME


                                                              Year ended December 31,
                                   -----------------------------------------------------------------------------
                                        1997             1996            1995            1994           1993
                                   --------------    ------------    ------------    ------------   ------------
Calculation of losses:
  Net (loss) income before
   extraordinary items             $  (14,930,000)   $(55,293,000)   $  6,520,000    $  1,744,000   $    528,000
  Preferred stock dividend
   requirements                                --              --              --              --        (79,000)
                                   --------------    ------------    ------------    ------------   ------------

  Net (loss) income to common
   stockholders before
   extraordinary items                (14,930,000)    (55,293,000)      6,520,000       1,744,000        449,000
  Extraordinary items                    (215,000)             --     (23,808,000)        126,000    (13,069,000)
                                   --------------    ------------    ------------    ------------   ------------

Net (loss) income to common
  stockholders                     $  (15,145,000)   $(55,293,000)   $(17,288,000)   $  1,870,000   $(12,620,000)
                                   ==============    ============    ============    ============   ============

Calculation of number of shares:
  Weighted average shares
    outstanding used for basic
    per share calculation              24,833,000      24,721,000      24,602,000      23,490,000     16,971,000

  Weighted average options
    outstanding (1)                            --              --         248,000         575,000      1,047,000
  Weighted average warrants
    outstanding (1)                            --              --              --         786,000      4,793,000
                                   --------------    ------------    ------------    ------------   ------------

Weighted average shares
  outstanding used for diluted
  per share calculation                24,833,000      24,721,000      24,850,000      24,851,000     22,811,000
                                   ==============    ============    ============    ============   ============

Basic per share data:
  Net (loss) income to common
   stockholders before
   extraordinary items             $        (0.60)   $      (2.24)   $       0.27    $       0.07   $       0.03
  Extraordinary items                       (0.01)             --           (0.97)           0.01          (0.77)
                                   --------------    ------------    ------------    ------------   ------------

Net (loss) income to common
  stockholders                     $        (0.61)   $      (2.24)   $      (0.70)   $       0.08   $      (0.74)
                                   ==============    ============    ============    ============   ============

  Diluted per share data:
   Net (loss) income to
    common stockholders
    before extraordinary items     $        (0.60)   $      (2.24)   $       0.26    $       0.07   $       0.02
  Extraordinary items                       (0.01)             --           (0.96)           0.01          (0.57)
                                   --------------    ------------    ------------    ------------   ------------

  Net (loss) income to common
   stockholders                    $        (0.61)   $      (2.24)   $      (0.70)   $       0.08   $      (0.55)
                                   ==============    ============    ============    ============   ============


(1) Not included for loss periods as the effect would be antidilutive.